State of Delaware
Secretary of State
Division of Corporations
Delivered 07:32 PM 04/27/2006
FILED 07:32 PM 04/27/2006
SRV 060395394 - 2123273 FILE

BIOMETRX, INC.

CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A 5% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Mark Basile and Steven Kang, the Chief Executive Officer and Secretary, respectively, of bioMETRX, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

1.    The name of the corporation is bioMETRX, Inc.

2.    That a Certificate of Designation of Preferences, Rights and Limitations of Series A 5% Convertible Preferred Stock (the “Certificate”) was filed with the Secretary of State of Delaware on April 26th, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.    The inaccuracy or defect of said Certificate to be corrected is as follows: the redemption feature of the Certificate was inaccurately described in Section 9 of the Certificate.

4.    Section 9 of the Certificate is hereby corrected and replaced in its entirety to read as follows:

“Section 9.    Redemption. So long as there is an effective Registration Statement covering the Conversion Shares, the Company shall have the right to redeem any and/or all of the Preferred Stock at a rate of 120% of the stated value by providing written 10-day notice to the Holders. The Holders shall have the right to convert their Preferred Stock during the period beginning on the date of notice of redemption and expiring the date immediately preceding the redemption date set forth in the redemption notice.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 27th day of April 2006.

/s/ Mark Basile	/s/ Steven Kang

Name: Mark Basile Title: President	Name: Steven Kang Title: Secretary